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                                                                    EXHIBIT 4(h)

                           CORNICHE GROUP INCORPORATED

                        INCENTIVE STOCK OPTION AGREEMENT



         1. GRANT OF OPTION. Pursuant to the Corniche Group Incorporated 1998 Employees Stock Option Plan (the "Plan") for employees of Corniche Group Incorporated, a Delaware corporation (the "Company"), the Corporation grants to

                                  Robert Benoit

                             (Name of Option Holder)

an option to purchase from the Company a total of 100,000 full shares of common stock, $.001 par value, of the Company (the "Common Stock") at $1.00 per share (being at least the fair market value per share of the Common Stock on the date of this grant), in the amounts, during the periods, and upon the terms and conditions set forth in this Agreement.

         2. TIME OF EXERCISE. This option is exercisable in the following cumulative installments:

         First installment. Up to 10% of the total option shares at any time after 1 year from the date of grant.

         Second installment. Up to an additional 15% of the total option shares at any time after 2 years from the date of grant.

         Third installment. Up to an additional 15% of the total option shares at any time after 3 years from the date of grant.

         Fourth installment. Up to an additional 25% of the total option shares at any time after 4 years from the date of grant.

         Fifth installment. Up to an additional 35% of the total option shares at any time after 5 years from the date of grant.

         Notwithstanding anything to the contrary contained herein, neither this option, nor any installment thereof, may be exercised unless a registration statement pursuant to the Securities Act


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of 1933 and applicable state securities laws relating to the Common Stock for which this option is exercisable is in effect at the time of exercise or, in the opinion of the Company's counsel, a valid exception from such registration is available.

         If an installment covers a fractional share, such installment will be rounded off to the next highest share, except the final installment, which will be for the balance of the total optioned shares. No part of the option may be exercised after the expiration of ten (10) years from the date of grant.

         3. SUBJECT TO PLAN. This option and its exercise are subject to the Plan, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In case of any conflict between the Plan and this option, the Plan shall control. The defined terms used herein which are defined in the Plan shall have the same meanings defined for and assigned to them in the Plan. In addition, this option is subject to any rules promulgated pursuant to the Plan by the Board of Directors of the Company or any committee thereof which administers the Plan.

         4. TERM. This option will terminate at the first of the following:


         (a)      5 p.m. on September 27, 2009 (ten years from grant date).

         (b) 5 p.m. on the date which is one year after the date of the Option Holder's death.

         (c) 5 p.m. on the date which is one year after the date that the Option Holder's service to the Company as an employee terminates for reasons of disability.

         (d) 5 p.m. on the date which is 30 days after the date that the Option Holder's service to the Company as an employee terminates for reasons other than death or disability.


         5. WHO MAY EXERCISE. During the lifetime of the Option Holder, this option may be exercised only by the Option Holder. If the Option Holder dies prior to the termination date specified in Section 4 hereof without having exercised the option as to all of the shares covered thereby, the


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option may be exercised at any time prior to the earlier of the dates specified in Sections 4(a) and (b) hereof by the Option Holder's estate or a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the Option Holder, subject to the other terms of this Agreement, the Plan and applicable laws, rules and regulations.

         6. RESTRICTIONS ON EXERCISE. This option:

         (a) may be exercised only with respect to full shares and no fractional share of stock shall be issued;

         (b) may be exercised only if at all times during the period beginning with the date of the granting of the option and ending on the date (one year in the case of termination by reason of death or disability) of exercise the Option Holder was an employee of the Company; provided, if the Option Holder dies within said period, the option may be exercised in accordance with Section 5;

         (c) may be exercised only for the shares vested as of the last day of Option Holder's employment by the Company, or as of the date of the Option Holder's death, as the case may be;

         (d) may be exercised only in accordance with the other restriction set forth in the Plan.

         7. MANNER OF EXERCISE. Subject to such administrative regulations as the Board of Directors (or a committee thereof) may from time to time adopt, this option may be exercised upon written notice to the Company of the number of shares being purchased accompanied by the following:

         (a) Full payment of the option price for the shares of Common Stock being purchased, which may be made by cash, certified check, or shares of Common Stock, or any combination thereof (at the option of the Option Holder); and

         (b) Such documents as the Company in its discretion deems necessary to evidence the exercise, in whole or in part, of the option.


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         8. NON-ASSIGNABILITY. This option may not be transferred other than by will or by the laws of descent and distribution. Except as described in the previous sentence, during the Option Holder's lifetime, this option may be exercised only by the Option Holder.

         9. NO RIGHTS AS STOCKHOLDER. The Option Holder will have no rights as a stockholder with respect to any shares covered by this option until the issuance of a certificate or certificates to the Option Holder for the shares. Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

         10. CAPITAL ADJUSTMENTS. The number of shares of Common Stock covered by this option, and the option price thereof, shall be proportionately adjusted to reflect any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, reorganization, liquidation, or the like, of or by the Company.

         11. DISQUALIFYING DISPOSITION. In the event that Common Stock acquired upon exercise of an option pursuant to this Agreement is disposed of by an Option Holder prior to the expiration of either two years from the date of grant of such option or one year from the issuance of shares to the Option Holder pursuant to the exercise of such option, such Option Holder shall notify the Company in writing of the date and terms of such disposition.

         12. RESTRICTIONS ON TRANSFER. Shares of Common Stock received upon exercise of this option may only be transferred in accordance with Section VIII of the Plan.

         13. LAW GOVERNING. This Agreement is intended to be performed in the State of Texas and shall be construed and enforced in accordance with and governed by the laws of Texas, without giving effect to conflicts of laws.

         14. DATE OF GRANT. The date of grant of this option is September 27, 1999.


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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Option Holder, to evidence his consent and approval of all the terms hereof, has duly execute this Agreement, as of the date specified in Section 14 hereof.

                                       CORNICHE GROUP INCORPORATED


                                       By:
                                            ------------------------------------
                                            Robert Hutchins, President


                                       OPTION HOLDER:


                                       -----------------------------------------
                                            Robert Benoit



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